As filed with the Securities and Exchange Commission on August 30, 2021

Registration No. 333-227086

Registration No. 333-229757

Registration No. 333-229758

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-227086)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-229757)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-229758)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD PROPERTY REIT INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2963337
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(Address of Principal Executive Offices, including ZIP Code)

Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan

Brookfield Property L.P. FV LTIP Unit Plan

Brookfield Property Group Restricted BPR Class A Stock Plan

(Full Title of the Plans)

Michelle Campbell

Secretary

Brookfield Property REIT Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(212) 417-7000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements filed by Brookfield Property REIT Inc., a Delaware corporation (“BPYU”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-227086, originally filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2018, which registered the offer and sale of 7,243,249 shares of BPYU’s Class A Stock, par value $0.01 per share (“Class A Stock”), issuable pursuant to the Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan;

•	Registration Statement No. 333-229758, originally filed with the SEC on February 20, 2019, which registered the offer and sale of 1,250,000 shares of Class A Stock issuable pursuant to the Brookfield Property L.P. FV LTIP Unit Plan; and

•	Registration Statement No. 333-229757, originally filed with the SEC on February 20, 2019, which registered the offer and sale of 2,500,000 shares of Class A Stock issuable pursuant to the Brookfield Property Group Restricted BPR Class A Stock Plan.

BPYU is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by BPYU pursuant to the above-referenced Registration Statements.

On July 26, 2021, Brookfield Asset Management Inc. (“BAM”) completed its previously announced acquisition of all of the limited partnership units of Brookfield Property Partners L.P. (“BPY”) and the exchangeable limited partnership units of Brookfield Office Properties Exchange LP (the “Transaction”). Pursuant to the terms of BPYU’s charter, each holder of Class A Stock received certain cash and equity consideration at the closing of the Transaction and, as a result, the Class A Stock ceased trading and was not listed on the Nasdaq Stock Market effective prior to the opening of the market on July 27, 2021.

In connection with the Transaction, BPYU has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by BPYU in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, BPYU hereby removes and withdraws from registration all such securities of BPYU registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 30, 2021.

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Secretary